EXHIBIT 4.2

No.	US$

GASTAR EXPLORATION LTD.

(A corporation existing under the Business Corporations Act (Alberta))

9.75% CONVERTIBLE SENIOR UNSECURED SUBORDINATED DEBENTURE

due NOVEMBER 20, 2009

GASTAR EXPLORATION LTD. (the “Corporation”) for value received hereby acknowledges itself indebted and, subject to the provisions of the trust indenture (the “Indenture”) dated as of November 12, 2004 between the Corporation and CIBC Mellon Trust Company (the “Debenture Trustee”), promises to pay to the registered holder hereof, on November 20, 2009 (the “Maturity Date”) or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture, the principal sum of Ten Thousand US Dollars (US$10,000) on presentation and surrender of this Debenture at the main branch of the Debenture Trustee in Calgary, Alberta in accordance with the terms of the Indenture and, subject as hereinafter provided, to pay interest on the principal amount hereof from the date hereof, or from the last Interest Payment Date to which interest shall have been paid or made available for payment hereon, whichever is later, at the rate of 9.75% per annum, in like money, in arrears in quarterly instalments (less any tax required by law to be deducted) on February 12, May 12, August 12 and November 12 in each year commencing on February 12, 2005, and provided that the last payment (representing interest payable from the last Interest Payment Date to, but excluding, the Maturity Date) shall fall due on the Maturity Date and, should the Corporation at any time make default in the payment of any principal or interest, to pay interest on the amount in default at the same rate, in like money and on the same dates. For certainty, the first interest payment will include interest accrued from November 12, 2004 to, but excluding, February 12, 2005, which will be equal to US$24.58 for each US$1,000 principal amount of the Initial Debentures.

All payments of interest on this Debenture (less any tax required to be withheld therefrom) shall be made by certified cheque, bank draft or electronic transfer of funds made payable to the registered holder hereof.

This Debenture is one of the 9.75% Convertible Senior Unsecured Subordinated Debentures (referred to herein as “Initial Debentures”) of the Corporation issued or issuable in one or more series under the provisions of the Indenture. The Initial Debentures authorized for issue immediately are limited to an aggregate principal amount of US$30,000,000. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Debentures are or are to be issued and held and the rights and remedies of the holders of the Debentures and of the Corporation and of the Debenture Trustee, all to the same effect as if the provisions of the Indenture were herein set forth to all of which provisions the holder of this Debenture by acceptance hereof assents. To the extent that the terms and conditions stated in this Debenture conflict with the provisions of the Indenture, the provisions of the Indenture shall prevail.

The Initial Debentures are issuable only in denominations of US$1,000 and integral multiples thereof. Upon compliance with the provisions of the Indenture, Debentures of any denomination may be exchanged for an equal aggregate principal amount of Debentures in any other authorized denomination or denominations.

Any part, being US$1,000 or an integral multiple thereof, of the principal of this Debenture, provided that the principal amount of this Debenture is in a denomination in excess of US$1,000, is convertible, at the option of the holder hereof, upon surrender of this Debenture at the principal office of the Debenture Trustee in Calgary, Alberta, at any time prior to the close of business on the last Business Day immediately preceding the Maturity Date or, if this Debenture is called for redemption on or prior to such date, then up to but not after the close of business on the last Business Day immediately preceding the date specified for redemption of this Debenture, into the nearest whole number of Common Shares (without adjustment for interest accrued hereon or for dividends or distributions on Common Shares issuable upon conversion) calculated by dividing the principal amount of Debentures presented for conversion by the initial conversion price of US$4.62 (the “Conversion Price”) per Common Share, all subject to the terms and conditions and in the manner set forth in the Indenture. The Indenture makes provision for the adjustment of the Conversion Price in the events therein specified, including that in the event the Liquidity Event has not occurred on or prior to (i) March 12, 2005, the Conversion Price shall be automatically adjusted to equal US$4.54, (ii) May 12, 2005, the Conversion Price shall be automatically adjusted to equal US$4.46, and (iii) July 12, 2005, the Conversion Price shall be automatically adjusted to equal US$4.38; provided that the foregoing automatic adjustments shall be immediately further adjusted to reflect any Conversion Price adjustments required by Section 6.5 of the Indenture made prior to such automatic adjustment. No fractional Common Shares will be issued on any conversion but in lieu thereof, the Corporation will satisfy such fractional interest by a cash payment equal to the market price of such fractional interest determined in accordance with the Indenture. Holders converting their Debentures will receive accrued and unpaid interest thereon up to but not including the Conversion Date. Subject to the provisions of Article 6 of the Indenture, no adjustment in the number of Common Shares to be issued upon conversion (but as yet unissued) will be made for distributions or dividends on Common Shares issuable upon conversion or for interest accrued on Initial Debentures surrendered for conversion.

This Debenture may be redeemed at the option of the Corporation on the terms and conditions set out in the Indenture at the redemption price therein and herein set out provided that this Debenture is not redeemable on or before November 12, 2006, except in the event of the satisfaction of certain conditions after a Change of Control has occurred. After November 12, 2006 and on or prior to maturity, this Debenture is not redeemable unless the Corporation shall file with the Debenture Trustee on the day that notice of redemption of this Initial Debenture is first given, an Officer’s Certificate of the Corporation certifying that the U.S. Currency Equivalent of the weighted average price of the Common Shares on the Toronto Stock Exchange (or elsewhere in accordance with the Indenture) for 20 consecutive trading days selected by the Corporation in any consecutive 30 day period ending on the fifth trading day preceding the date on which such notice is given, is at least 130% of the Conversion Price then in effect.

Upon the occurrence of a Change of Control of the Corporation, the Corporation is required to make an offer (a “Change of Control Offer”) to purchase all of the Initial Debentures at a price equal to the Offer Price set forth in the Indenture plus accrued and unpaid interest up to, but excluding, the date the Initial Debentures so repurchased. If 90% or more of the principal amount of all Debentures outstanding on the date the Corporation provides notice of a Change of Control to the Debenture Trustee have been tendered for purchase pursuant to the Change of Control Offer, the Corporation has the right to and shall redeem all the remaining outstanding Initial Debentures on the same date and at the same price.

If an offer (an “Offer”) to acquire all outstanding Debentures is made and 90% or more of the principal amount of all the Initial Debentures (other than Initial Debentures held at the date of the Offer by or on behalf of the Offeror, Associates or Affiliates of the Offeror or anyone acting jointly or in concert with the Offeror) are taken up and paid for by the Offeror, the Offeror will be entitled to acquire the Initial Debentures of those holders who did not accept the Offer on the same terms as the Offeror acquired the first 90% of the principal amount of the Initial Debentures.

The indebtedness evidenced by this Debenture, and by all other Initial Debentures now or hereafter certified and delivered under the Indenture, is a direct unsecured obligation of the Corporation, and is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment of all Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect and at the times provided in the Indenture.

The Indenture contains provisions making binding upon all holders of Debentures outstanding thereunder (or in certain circumstances specific series of Debentures) resolutions passed at meetings of such holders held in accordance with such provisions and instruments signed by the holders of a specified majority of Debentures outstanding (or specific series), which resolutions or instruments may have the effect of amending the terms of this Initial Debenture or the Indenture.

The Indenture contains provisions disclaiming any personal liability on the part of holders of Common Shares, officers or agents of the Corporation in respect of any obligation or claim arising out of the Indenture or this Debenture.

This Debenture may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Debenture Trustee in the City of Calgary and in such other place or places and/or by such other registrars (if any) as the Corporation with the approval of the Debenture Trustee may designate. No transfer of this Debenture shall be valid unless made on the register by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Debenture Trustee or other registrar, and upon compliance with such reasonable requirements as the Debenture Trustee and/or other registrar may prescribe and upon surrender of this Debenture for cancellation. Thereupon a new Initial Debenture or Initial Debentures in the same aggregate principal amount shall be issued to the transferee in exchange hereof.

This Debenture shall not become obligatory for any purpose until it shall have been certified by the Debenture Trustee under the Indenture.

Capitalized words or expressions used in this Debenture shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture.

IN WITNESS WHEREOF GASTAR EXPLORATION LTD. has caused this Debenture to be signed by its authorized representatives as of the 24th day of June, 2005.

GASTAR EXPLORATION LTD.

By:

DEBENTURE TRUSTEE’S CERTIFICATE

This Debenture is one of the 9.75% Convertible Senior Unsecured Subordinated Debentures due November 20, 2009 referred to in the Indenture within mentioned.

CIBC MELLON TRUST COMPANY

By:
(Authorized Officer)

REGISTRATION PANEL

(No writing hereon except by Debenture Trustee or other registrar)

Date of Registration	In Whose Name Registered	Signature of Debenture Trustee or Registrar
June 24, 2005	Nesbitt Burns ITF A/C 402 90012 96 35th Floor, P.O. Box 150 1 First Canadian Place Toronto, ON M5X 1H3

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                              , whose address and social insurance number or social security number, if applicable, are set forth below, this Debenture (or US$                         principal amount hereof*) of GASTAR EXPLORATION LTD., standing in the name(s) of the undersigned in the register maintained by the Corporation with respect to such Debenture and does hereby irrevocably authorize and direct the Debenture Trustee to transfer such Debenture in such register, with full power of substitution in the premises.

Dated:

Address of Transferee:
(Street Address, City, Province and Postal Code)

Social Insurance Number or Social Security Number of Transferee, if applicable:

*	If less than the full principal amount of the within Debenture is to be transferred, indicate in the space provided the principal amount (which must be US$1,000 or an integral multiple thereof, unless you hold a Debenture in a non-integral multiple of US$1,000 by reason of your having exercised your right to exchange upon the making of an Offer, in which case such Initial Debenture is transferable only in its entirety) to be transferred.

1.	The signature(s) to this assignment must correspond with the name(s) as written upon the face of this Debenture in every particular without alteration or any change whatsoever. The signature(s) must be guaranteed by a Canadian chartered bank or by a member of an acceptable Medallion Guarantee Program. Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

2.	The registered holder of this Debenture is responsible for the payment of any documentary, stamp or other transfer taxes that may be payable in respect of the transfer of this Debenture.

3.	Persons signing in a representative capacity may be required to provide proof of their authority to act.

Signature of Guarantor:

Authorized Officer	Signature of transferring registered holder

Name of Institution	Name of Holder (Please print)

Capacity of Authorized Representative

CONVERSION NOTICE

TO:	GASTAR EXPLORATION LTD.

Note:	All capitalized terms used herein have the meaning ascribed thereto in the Indenture mentioned below, unless otherwise indicated.

The undersigned registered holder of 9.75% Convertible Senior Unsecured Subordinated Debentures bearing Certificate No.                                               irrevocably elects to convert such Debentures (or US$                                     principal amount thereof*) in accordance with the terms of the Indenture referred to in such Debentures and tenders herewith the Debentures, and, if applicable, directs that the Common Shares of Gastar Exploration Ltd. issuable upon a conversion be issued and delivered to the person indicated below. (If Common Shares are to be issued in the name of a person other than the holder, all requisite transfer taxes must be tendered by the undersigned).

Dated:
(Signature of Registered Holder)

*	If less than the full principal amount of the Debentures, indicate in the space provided the principal amount (which must be US$1,000 or integral multiples thereof).

NOTE:	If Common Shares are to be issued in the name of a person other than the holder, the signature must be guaranteed by a Canadian Schedule 1 chartered bank, a major Canadian trust company or by a member of an acceptable Medallion Guarantee Program. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

(Print name in which Common Shares are to be issued, delivered and registered)

Name:

(Address)

(City, Province and Postal Code)

Name of guarantor:

Authorized signature: